Exhibit 4.9

10% CONVERTIBLE SUBORDINATED NOTE

THIS NOTE IS SUBJECT TO PROVISIONS IN THE 10% CONVERTIBLE SUBORDINATED NOTE AGREEMENT DATED AS OF OCTOBER 23, 2003 FOR THE SUBORDINATION OF THIS NOTE TO SENIOR INDEBTEDNESS OF THE COMPANY, UPON ALL THE TERMS AND CONDITIONS THEREIN SPECIFIED.

ACCLAIM ENTERTAINMENT, INC.

10% Convertible Subordinated Note, due October 3, 2010

Glen Cove, New York
[$ ]	October 3, 2003

Acclaim Entertainment, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to [                    ] (the “Purchaser”), or its registered assigns (the Purchaser or its assigns being the “Holder”), the principal sum of [                    ] Dollars ($                    ) on October 3, 2010 (the “Maturity”), and to pay interest (computed on the basis of a 365 day year) (i) on the unpaid principal balance thereof from the date of this Note at the rate of ten percent (10%) per annum from the date hereof, payable semi-annually on each April 15 and October 15, commencing April 15, 2004 (each semi-annual interest payment date hereinafter collectively referred to as an “Interest Payment Date”), and if unpaid thereafter shall be paid when the unpaid principal balance shall become due and payable (whether at Maturity, or by declaration, acceleration or otherwise).

The interest and principal payments payable with respect to this Note, on any Interest Payment Date, at Maturity or by declaration, acceleration or otherwise, pursuant to the Note Agreement (as defined herein), shall be paid to the Purchaser in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such interest and principal payments shall be made to the Purchaser in accordance with the provisions of the Note Agreement.

This Note is issued pursuant to the 10% Convertible Subordinated Note Purchase Agreement, dated September 23, 2003, by and between the Company and the Purchasers listed therein (the “Note Agreement”). The Holder of this Note is subject to, and entitled to the benefits of, the Note Agreement, and may enforce the Note Agreement and exercise the remedies provided for thereby or otherwise available in respect thereof. Subject to the terms and conditions of the Note Agreement, immediately following conversion, if any, of this Note, the Holder hereto shall receive that number of shares of Common Stock as set forth in the Notice of Conversion, a form of which is attached hereto (the “Underlying Shares”).

This Note may be transferred or assigned by the Purchaser only as provided in the Note Agreement. As provided in the Note Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the

Purchaser or the Purchaser’s attorney duly authorized in writing, a new Note for a like aggregate principal amount and otherwise of similar tenor, will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes, and the Company shall not be affected by any notice to the contrary.

In the case of an Event of Default (as defined in the Note Agreement), the principal of this Note in certain circumstances may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Agreement.

This Note is subject to conversion into Common Stock, in whole or in part, pursuant to the terms and conditions of the Note Agreement and conversion shall be evidenced by a Notice of Conversion as attached hereto. This Note is not subject to prepayment or redemption by the Company prior to its expressed Maturity except as provided in Section 16(a) of the Note Agreement.

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATE AND SUBJECT IN RIGHT OF PAYMENT TO THE SENIOR INDEBTEDNESS (AS DEFINED IN THE NOTE AGREEMENT), AND THIS NOTE IS ISSUED SUBJECT TO THE PROVISIONS OF THE NOTE AGREEMENT WITH RESPECT THERETO. EACH HOLDER OF THIS NOTE, BY ACCEPTING THE SAME, AGREES TO AND SHALL BE BOUND BY SUCH PROVISIONS.

CONVERSION OF THIS NOTE INTO THE UNDERLYING SHARES AT A CONVERSION PRICE OF $0.57 PER SHARE IS SUBJECT TO THE COMPANY’S RECEIPT OF THE APPROVAL OF THE STOCKHOLDERS. THE COMPANY DOES NOT REPRESENT OR WARRANT THAT IT SHALL BE ABLE TO OBTAIN SUCH APPROVAL.

No reference herein to the Note Agreement and no provision of this Note or of the Note Agreement shall alter or impair the obligation of the Company which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed or to convert this Note as provided in the Note Agreement.

All terms used in this Note which are defined in the Note Agreement shall have the meanings assigned to them in the Note Agreement.

This Note has been delivered to the Purchaser in New York, New York, and the Note and the Note Agreement are governed by and shall be construed and enforced in accordance with and the rights of the parties shall be governed by the law of the State of New York excluding choice-of-law principles.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date first written above.

ACCLAIM ENTERTAINMENT, INC.

By:

Title:

NOTICE OF CONVERSION

On [                             , 2003] the stockholders of Acclaim Entertainment, Inc. (the “Company”) [have/have not] approved the issuance of the Common Stock into which the 10% Convertible Subordinated Note (the “Note”) is convertible at a discount to the then current market price of the Common Stock, and the Company hereby irrevocably converts this Note into (            ) shares of Common Stock in accordance with the terms of the 10% Convertible Subordinated Note Agreement and represents that the shares issuable and deliverable upon such conversion, together with written confirmation of transmittal by wire transfer to the Holder in payment for any fractional shares and in payment of accrued, but unpaid interest on the Note.

ACCLAIM ENTERTAINMENT, INC.

By:
Title: